As filed with the Securities and Exchange Commission on October 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Navient Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	42-4701395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13865 Sunrise Valley Drive, Herndon, Virginia	20171
(Address of Principal Executive Offices)	(Zip Code)

Navient Holdings, Inc. 2024 Omnibus Incentive Plan

Navient Holdings, Inc. 2014 Omnibus Incentive Plan

Navient Holdings, Inc. Employee Stock Purchase Plan

Navient Holdings, Inc. Deferred Compensation Plan

Navient Holdings, Inc. Deferred Compensation Plan for Directors

Navient Corporation 401(k) Savings Plan

Navient Corporation Supplemental 401(k) Savings Plan

(Full Title of the Plan)

Matthew Sheldon

Senior Vice President & General Counsel

13865 Sunrise Valley Drive

Herndon, Virginia 20171

(Name and Address of Agent For Service)

(302) 283-8000

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert M. Hayward, P.C.

Anthony L. Sanderson

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 28, 2026, Navient Holdings, Inc., a Delaware corporation (“Navient Holdings”), completed the transactions contemplated by the Agreement and Plan of Merger, dated October 28, 2026, by and among Navient Corporation, a Delaware corporation (“Navient”), Navient Holdings and Relay Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which Navient merged with and into Merger Sub, with the Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of Navient Holdings (the “Reorganization”). In connection with the Reorganization, the name of Merger Sub was changed to Navient LLC.

In connection with the Reorganization, Navient Holdings assumed the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan (the “2014 Navient Incentive Plan”), Navient Corporation 2024 Omnibus Incentive Plan (the “2024 Navient Incentive Plan”), Navient Corporation Employee Stock Purchase Plan (the “Navient ESPP”), Navient Corporation Deferred Compensation Plan (the “Navient Deferred Compensation Plan”) and Navient Corporation Deferred Compensation Plan for Directors (the “Navient Director Deferred Compensation Plan” and collectively with the 2014 Navient Incentive Plan, 2024 Navient Incentive Plan, Navient ESPP, Navient Deferred Compensation Plan, Navient Director Deferred Compensation Plan, the “Navient Plans”), and all of the obligations of Navient thereunder. In connection with the assumption of the Navient Plans and the Reorganization, the Board of Directors of Navient Holdings (the “Board”) approved the amendment and restatement of each of the Navient Plans with such amendment and restatements effective as of October 28, 2026 (such amended and restated plans, respectively, the Navient Holdings, Inc. 2024 Omnibus Incentive Plan (the “2024 Incentive Plan”), the Navient Holdings, Inc. 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”), Navient Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), Navient Holdings, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) and Navient Holdings, Inc. Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”)). Additionally, Navient approved the amendment and restatement of the Navient 401(k) Savings Plan (the “401(k) Plan”) and Navient Supplemental 401(k) Savings Plan (the “Supplemental 401(k) Plan”), in each case, to reflect that the stock issuable thereunder would relate to shares of Navient Holdings’ common stock in lieu of shares of Navient’s common stock with such amendment and restatements effective as of October 28, 2026.

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Navient Holdings to register 7,338,831 shares of Navient Holdings’ common stock, par value $0.01 per share (“Common Stock”) issuable pursuant to the 2024 Incentive Plan, 1,000,000 shares of Common Stock issuable pursuant to the 2014 Incentive Plan, 1,422,352 shares of Common Stock issuable pursuant to the ESPP, 1,000,000 shares of Common Stock issuable and Navient Holdings’ unsecured obligation to pay deferred compensation in the future pursuant to the Deferred Compensation Plan, 500,000 shares of Common Stock issuable and Navient Holdings’ unsecured obligation to pay deferred compensation in the future pursuant to the Director Deferred Compensation Plan, 20,000,000 shares of Common Stock issuable pursuant to the 401(k) Plan and 1,000,000 shares of Common Stock issuable and Navient Holdings’ unsecured obligation to pay deferred compensation in the future pursuant to the Supplemental 401(k) Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by Navient Holdings and Navient LLC are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) Navient LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on February 26, 2026 including the information specifically incorporated by reference into Navient LLC’s Annual Report on Form  10-K from Navient LLC’s definitive proxy statement for the 2026 Annual Meeting of Stockholders, as filed with the Commission on April 16, 2026;

(b) Navient LLC’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, as filed with the Commission on April 29, 2026, and the fiscal quarter ended June 30, 2026, as filed with the Commission on August 7, 2026;

(c) Navient LLC’s Current Reports on Form 8-K as filed with the Commission on January  8, 2026, April  8, 2026, May  29, 2026, June  5, 2026, July  2, 2026, September  25, 2026 and October 21, 2026;

(d) Navient Holdings’ Current Report on Form 8-K as filed with the Commission on October 29, 2026; and

(e) the description of Navient Holdings’ Common Stock contained in Navient Holdings’ Current Report on Form 8-K as filed with the Commission on October 29, 2026, and including any amendments and reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by Navient Holdings pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Navient Holdings’ certificate of incorporation provides that none of Navient Holdings’ directors will be personally liable to Navient Holdings or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to Navient Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing Article SEVENTH of Navient Holdings’ certificate of incorporation by Navient Holdings’ stockholders will not adversely affect any right of a director existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of Navient Holdings’ bylaws provides that Navient Holdings will indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Navient Holdings, or is or was a director or officer of Navient Holdings serving at the request of Navient Holdings as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII also provides for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is ultimately determined that he or she is not entitled to be indemnified by Navient Holdings. Any repeal or modification of the foregoing provisions of Article VII of Navient Holdings’ bylaws will be prospective only and will not in any way adversely affect any right of a director or officer in effect at the time with respect to any act or omission occurring prior to such repeal or modification.

Navient Holdings maintains a director and officer insurance policy which insures the directors and officers of Navient Holdings and its subsidiaries, within certain limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Certificate of Incorporation of Navient Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.2	Bylaws of Navient Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.3	Navient Holdings, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.4	Navient Holdings, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.5	Navient Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.6	Navient Holdings, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.7	Navient Holdings, Inc. Deferred Compensation Plan for Directors (incorporated by reference to Exhibit 10.7 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

4.8	Navient Corporation Supplemental 401(k) Savings Plan (incorporated by reference to Exhibit 10.8 to Navient Holdings’ Current Report on Form 8-K filed on October 29, 2026)

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on October 29, 2026.

NAVIENT HOLDINGS, INC.:

By:	/s/ EDWARD BRAMSON
Name: Edward Bramson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Edward Bramson, Steve Hauber and Matthew Sheldon, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on October 29, 2026.

Signature	Title	Date

/s/ EDWARD BRAMSON Edward Bramson	President, Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	October 29, 2026

/s/ STEVE HAUBER Steve Hauber	Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2026

/s/ DAVID YOWAN David Yowan	Director	October 29, 2026

/s/ LARRY A. KLANE Larry A. Klane	Director	October 29, 2026

/s/ FREDERICK ARNOLD Frederick Arnold	Director	October 29, 2026

/s/ ANNA ESCOBEDO CABRAL Anna Escobedo Cabral	Director	October 29, 2026

/s/ MICHAEL A. LAWSON Michael A. Lawson	Director	October 29, 2026

/s/ DIANE E. OFFEREINS Diane E. Offereins	Director	October 29, 2026